UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

                                  FORM 4

[ ] Check this box if no longer                  OMB APROVAL
    subject to Section 16. Form 4 or             OMB NUMBER:  3235-0287
    Form 5 obligations may continue.             Expires: September 30, 2000
    See Instruction 1(b).                        Estimated average burden
                                                 hours per response........0.5

  Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935
          or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

1. Name and Address of Reporting Person*

  Morgan Stanley Venture Capital III, Inc.(1)
-----------------------------------------------------------------------------
     (Last)                         (First)                      (Middle)

  1221 Avenue of the Americas
-----------------------------------------------------------------------------
                                   (Street)

  New York                            NY                              10020
-----------------------------------------------------------------------------
     (City)                         (State)                           (Zip)


2.   Issuer Name and Ticker or Trading Symbol

     Allscripts, Inc. (MDRX)
-----------------------------------------------------------------------------

3.   I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)


-----------------------------------------------------------------------------


4.   Statement for Month/Year

     09/99
-----------------------------------------------------------------------------


5.   If Amendment, Date of Original (Month/Day/Year)


-----------------------------------------------------------------------------


6.   Relationship of Reporting Person(s) to Issuer   (Check all applicable)

       Director                                        X 10% Owner
    ---                                               ---

       Officer (give title below)                        Other (specify below)
    ---                                               ---

----------------------------------------------------------------------------


7.   Individual or Joint/Group Filing (Check Applicable Line)

        Form filed by One Reporting Person
----

 X      Form filed by More than One Reporting Person
----

      Table I -- Non-Derivative Securities Acquired, Disposed of, or
                            Beneficially Owned

1.   Title of Security    2. Trans-  3. Trans-     4. Securities Acquired  5. Amount of Securities  6. Ownership      7. Nature of
     (Instr. 3)              action     action        (A) or Disposed of      Beneficially Owned       Form: Direct      Indirect
                             Date       Code          (D) (Instr. 3, 4        at End of Month          (D) or In-        Beneficial
                                        (Instr.8)     and 5)                  (Instr. 3 and 4)         direct (I)        Ownership
                            (Month/                                                                    (Instr. 4)        (Instr. 4)
                             Day/                         (A) or
                             Year)    Code    V    Amount   (D)   Price
------------------------- ---------   ----   ---   -------  --- ---------  --------------------     --------------    -------------
Common Stock               9/22/99      X           77,140  (A)    $7.50          6,062,062              I(3)       by  partnerships
Common Stock               9/22/99      X          706,064  (A)     0.06
Common Stock               9/22/99      X          137,674  (A)   4.2024
Common Stock               9/22/99   J(1)(2)        79,304  (D)  15.1250



Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction
  4(b)(v).

                                                                          (Over)
                                                                 SEC 1474 (7-96)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

1.  Title of                   2. Conversion or   3. Transaction Date   4. Transaction  5. Number of      6. Date Exercisable and
    Derivative                    Exercise Price     (Month/Day/Year)      Code            Derivative        Expiration Date
    Security                      of Derivative                            (Instr. 8)      Securities        (Month/Day/Year)
    (Instr. 3)                    Security                                                 Acquired (A)
                                                                                           or Disposed of
                                                                                           (D) (Instr. 3,
                                                                                           4 and 5)
                                                                                                               Date       Expiration
                                                                          Code  V          (A)   (D)        Exercisable      Date
------------------------------------------------------------------------------------------------------------------------------------

1994 Extension Guaranty Warrants       7.50             9/22/99           X                      77,140   Immediately      9/30/99
Series H Warrants                      0.06             9/22/99           X                     362,431   Immediately      9/30/99
1996 Extension Warrants              4.2024             9/22/99           X                     137,674   Immediately      4/30/01
Series H Extension Warrants            0.06             9/22/99           X                     146,379   Immediately      4/15/03
Series J Debenture Warrants            0.06             9/22/99           X                     197,254   Immediately      4/15/03



1.  Title of                   7. Title and Amount of            8. Price of      9. Number of     10. Ownership    11. Nature of
    Derivative                    Underlying Securities             Derivative       derivative        Form of          Indirect
    Security                      (Instr. 3 and 4)                  Security         Securities        Derivative       Beneficial
    (Instr. 3)                                                      (Instr. 5)       Beneficially      Security:        Ownership
                                                        Amount                       Owned at End      Direct (D)       (Instr. 4)
                                                        or                           of Month          or Indirect
                                                        Number                       (Instr. 4)        (I)
                                                        of                                             (Instr. 4)
                                   Title                Shares
------------------------------------------------------------------------------------------------------------------------------------
1994 Extension Guaranty Warrants    Common Stock        77,140       N/A                  0
Series H Warrants                   Common Stock       362,431       N/A                  0
1996 Extension Warrants             Common Stock       137,674       N/A                  0
Series H Extension Warrants         Common Stock       146,379       N/A                  0
Series J Debenture Warrants         Common Stock       197,254       N/A                  0


Explanation of Responses:

(1) See note (3).

(2) Shares withheld by issuer in payment of exercise price in connection with exercise of derivative securities.

(3) Securities are owned directly by Morgan Stanley Venture Partners III, L.P., Morgan Stanley Venture Investors, III L.P. and The Morgan Stanley Venture Partners Entrepreneur Fund, L.P. of each of which the reporting person is the general partner. The reporting person disclaims beneficial ownership of the securities held at month end, except to the extent of its pecuniary interest as the general partner of the above-named partnerships.


MORGAN STANLEY VENTURE CAPITAL III, INC.


By: /s/ Stephanie Holmes                                   October 10, 1999
    -------------------------------                    ------------------------
    **Signature of Reporting Person                              Date
  By: Stephanie Holmes, authorized
  signatory for the reporting persons


**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


                                                                          Page 2
                                                                 SEC 1474 (7-96)